EXHIBIT 10.1

December 22, 2014

Edward F. Mackey
[ADDRESS]
[ADDRESS]
Dear Ed:
We are pleased to offer you the position of Executive Vice President, Operations, reporting to Michael Mahoney, President and Chief Executive Officer. As part of this offer, you will become a member of Boston Scientific’s Executive Committee, an “executive officer” under the federal securities laws and an “officer” for purposes of Section 16 of the Exchange Act. This letter and the Agreement Concerning Employment summarize our understanding of the terms of your employment.  We look forward to you formally accepting this offer.
COMPENSATION
Boston Scientific’s compensation programs provide our employees with significant compensation opportunities on a pay for performance basis.  The objective of these programs is to recognize and reward both individual and company performance during the performance year (defined as January 1st through December 31st of each year).
Base Salary:  Base salary for this position will be $17,307.70 currently payable bi-weekly, equivalent to $450,000.20 on an annualized basis.  Your performance and base salary will generally be reviewed on an annual basis during the normal executive review process.  Your 2015 performance and base salary will be reviewed during the normal executive review process, expected to commence in the first quarter of 2016. I am pleased to advise you that in your specific case, any merit increase will not be prorated based on your date of hire.
Annual Bonus Plan:  You will be eligible to participate in the Boston Scientific Corporation Annual Bonus Plan starting in 2015, subject to its terms. The Annual Bonus Plan provides employees with the opportunity for a variable financial incentive in recognition of performance in a given year.  Your annual target incentive will be 60% of your base salary.  Typically, any such payment will be prorated based on the number of days of eligible employment in the calendar year.  However, I am pleased to advise you that in your specific case, your 2015 annual bonus will not be pro-rated based on your date of hire. Your actual award will be based on your achievement of individual goals and the company's achievement of corporate performance goals.  Under the plan, generally you must be an employee on the date of payment to be eligible to earn and receive any bonus payment.
Deferred Bonus Plan: You will be eligible to participate in the Boston Scientific Corporation Deferred Bonus Plan starting in 2016, subject to its terms. This plan allows you to save additional tax-deferred money for your future by deferring a portion of your annual bonus awarded under the Annual Bonus Plan. Specifically, under the plan, on an annual basis, you can elect to defer up to 75% of the Annual Bonus Plan bonus awarded to you subject to the provisions of the Plan. The open enrollment will be in June, 2016 for the 2016 plan year and every subsequent year following which you are eligible for.

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Cash Sign-On Bonus: To compensate for the anticipated loss of your 2014 annual bonus from your current employer, Boston Scientific would provide you with a one-time sign-on bonus in the amount of $200,000 (gross amount) payable within your first thirty days of employment. If you receive your 2014 annual bonus from your current employer, you are not eligible for this sign-on bonus. In addition, you must be employed by Boston Scientific to receive the cash sign-on bonus.  If you should leave Boston Scientific voluntarily or if you are discharged due to a serious violation of company policy prior to the first anniversary of your start date, you must repay the entire sign-on bonus to the company within 30 days of your departure.

Equity Sign-on Grant:  As part of this offer of employment, we are offering you an equity incentive award having a total value of $2,050,000 on the date of grant.  The equity incentive award could be in the form of Deferred Stock Units (DSUs) or non-qualified stock options or a mix of both DSUs and non-qualified stock options, depending on your preference.  Upon your acceptance of this offer, we will provide you an election form to document your choice.  Your award will be made pursuant to the 2011 Boston Scientific Long Term Incentive Plan. Our Long-Term Incentive Plans are designed to share the rewards of the business with individuals who most significantly contribute to the achievement of the Company’s strategic and operating goals.  The date of grant will be the first trading day of the month following date of hire.
Annual Equity Grant: As part of this offer of employment, during the normal annual review process (scheduled for Q1 2015) you will be recommended to be granted an equity award having a total value of $750,000 on the effective date of grant. This award will constitute your annual equity grant under the 2015 Long Term Incentive Program. This award will be made pursuant to the 2011 Boston Scientific Long Term Incentive Plan. The effective date of grant will be the date on which 2015 long-term incentive awards are made to equity eligible employees of Boston Scientific, which under our policies is generally on the date of approval.. Thereafter, your performance and entitlement to long term incentive compensation grants will be reviewed in the normal course, on an annual basis starting with the annual review process which we expect to have in Q1 of 2016. The current program provides for an equal mix of Total Shareholder Return Performance Shares (TSR PSP), Free Cash Flow Performance Shares (FCF PSP), Deferred Stock Units (DSU’s) and Non-Qualified Stock Options.
Total Shareholder Return Performance Share Program (TSR PSP) Award: A TSR PSP award reflects Boston Scientific’s commitment to grant to you a number of shares of Boston Scientific common stock (less applicable tax and other withholdings), subject to certain performance, eligibility and other conditions, and will fully vest at the end of a three year period beginning on the effective date of the grant.  The target number of Performance Share Units (PSU) to be awarded to you will be calculated using the Fair Market Value (closing price) of Boston Scientific common stock on the effective date of grant. The actual number of shares delivered to you at the end of the vesting period will be based on Boston Scientific's stock performance over the three year period as compared to the S&P HealthCare Index and may be earned at less than, at or greater than the target number of PSUs awarded. The TSR PSP award will be subject to the provisions of the Boston Scientific 2011 Long Term Incentive Plan (2011 LTIP), and the TSR PSP and the PSU Award Agreement.
Free Cash Flow Performance Share Program (FCF PSP) Award: A FCF PSP award reflects Boston Scientific’s commitment to grant to you a number of shares of Boston Scientific common stock (less applicable tax and other withholdings), subject to certain performance, eligibility and other conditions, and will fully vest at the end of a three year period beginning on the effective date of the grant.  The target number of Performance Share Units (PSU) to be awarded to you will be calculated using the Fair Market Value (closing price) of Boston Scientific common stock on the effective date of grant. The actual number of shares delivered to you at the end of the vesting period will be based on Boston Scientific's Free Cash Flow performance against plan in 2015 and may be earned at less than, at or greater than the target number of PSUs awarded. The FCF PSP award will be subject to the provisions of the 2011 LTIP, the FCF PSP and the PSU Award Agreement.

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DSU Award: An award of Deferred Stock Units (DSUs) reflects Boston Scientific’s commitment to grant to you a number of shares of Boston Scientific common stock (less applicable tax and other withholdings), to be issued in five equal annual increments beginning on the first anniversary of the date of the grant. The DSU award will be subject to the provisions of the 2011 LTIP and the DSU Award Agreement.

Non-Qualified Stock Options: A stock option grant provides an opportunity to purchase shares of Boston Scientific common stock at the exercise price. The number of stock options granted to you will be calculated using a Black Scholes calculation of the value of the options on the effective date of grant. The exercise price will be equal to the Fair Market Value (closing price) of Boston Scientific common stock on the effective date of grant. The stock option grant will vest in four equal annual installments beginning on the first anniversary of the date of grant and would expire on the 10th anniversary of the grant date. The stock option award will be subject to the provisions of the 2011 LTIP and the Non-Qualified Stock Option Award Agreement.

Thereafter, during the normal executive review process you will be eligible for consideration for an annual equity incentive award, subject to and in accordance with the terms of Boston Scientific’s Long Term Incentive Program. Awards will depend on both company and individual performance. The target value for your level will be evaluated annually by the Executive Compensation and Human Resource Committee of the Boston Scientific Board of Directors.

EXECUTIVE RETIREMENT PLAN
As an Executive Committee Member, if you were to "Retire" from Boston Scientific (as that term is defined in the Boston Scientific Executive Retirement Plan), you may be eligible to receive certain benefits provided under that plan, subject to and in accordance with its terms. A copy of Boston Scientific's Executive Retirement Plan is attached for your information.

CHANGE IN CONTROL AGREEMENT
As an Executive Committee Member, Boston Scientific will provide you an executive-level Change in Control agreement. In general, the Change in Control agreement would entitle you to a lump sum payment of three times your base salary and assumed on-plan incentive bonus if, following a change in control of Boston Scientific, either your employment is terminated other than for “cause” or you resign for “good reason” (each as defined in the Change in Control agreement) all subject to and in accordance with the agreement. A copy of this agreement will be distributed to you in your first week of your new role.
BENEFITS
You will be provided with information regarding Boston Scientific's current benefit programs following your acceptance of this offer.  You should review this information prior to your start date so you are prepared to enroll within your first 31 days of employment.  Boston Scientific reserves the right to change and/or terminate any aspect of our benefit offerings, including employee contributions toward benefits.
RELOCATION
To assist with your move, Boston Scientific is pleased to provide you with a relocation package that would include certain provisions of Boston Scientific’s Tier 5 Executive Officer Domestic Relocation Policy, subject to its terms and conditions.  The provisions we offer are as follows: closing costs on the sale of your principal residence, a guaranteed buyout provision should your principal residence not sell (provided the property meets the eligibility requisites under the Relocation Policy, and you elect to enter into a Guaranteed Sale/Amended Sale Agreement);  closing costs on your purchase of a new home, costs of move of goods to your new home, up to two months of dual housing offset if required, and a miscellaneous allowance of $7,500.  As a condition of receiving relocation benefits, you will be required to sign an Agreement to Reimburse.  A copy of the Relocation Policy is attached; the form Agreement to Reimburse is on the last page of the policy.

To support your transition to your new location, Boston Scientific will provide relocation support through our third party vendor, Weichert Relocation Services.  A representative from Weichert will contact you in January 2015 to discuss the specific provisions of your package.   Please note that you will be required to sign an

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Agreement to Reimburse, which requires you to repay expenses in the event you voluntarily resign or are terminated for certain reasons, in accordance with the terms of the Agreement.

NOTE:   Since Home Sale Assistance is a provision of your relocation, it is required that Weichert be allowed to make the initial call to the realtor of your choice. Therefore, you are encouraged not to contact a realtor directly before speaking with Weichert as doing so may impact your eligibility for relocation services.
AGREEMENT CONCERNING EMPLOYMENT AND NO CONFLICT WITH PRIOR AGREEMENTS
You must enter into an Agreement Concerning Employment with Boston Scientific.  Please read this Agreement before accepting your offer because it contains provisions that affect your legal rights, including obligations regarding protection of confidential and proprietary information and other important covenants.  You will be asked to sign the Agreement Concerning Employment upon accepting the offer. In addition, Boston Scientific expects that you will comply with any valid ongoing obligations to any prior employer, including that you will not bring with you or use during your employment with Boston Scientific any confidential information from any prior employer. By accepting this offer, you represent that your employment with Boston Scientific shall not breach any valid agreement you have with any third party.
EMPLOYMENT AT WILL
Upon acceptance of this offer and your active start of employment, you will become an "at will" employee of Boston Scientific.  This means that you will be free to resign at any time.  Likewise, Boston Scientific will have the right to terminate your employment at any time with or without reason or notice.  Acceptance of this offer acknowledges your understanding and acceptance of the "at will" nature of your employment.
BACKGROUND VERIFICATION AND PRE-EMPLOYMENT DRUG TESTING
Please note that this offer of employment is contingent upon your successful completion of a background check and drug test.  The drug test must be completed within three (3) business days of accepting this offer.  You will be contacted by Boston Scientific’s vendor, HireRight, to provide and receive information necessary to perform the background check and drug test.   By accepting your offer, you acknowledge that you have received and reviewed Boston Scientific’s Pre-Employment Drug Testing Policy and that you consent to pre-employment drug testing under the policy.
AUTHORIZATION TO WORK
This offer of employment is also contingent upon your ability to provide, within three (3) days following your start date, a completed I-9 form with acceptable original documents that will establish your identity and authorization to work in the U.S. in compliance with the Immigration Reform and Control Act of 1986, a federal law.  You will be asked to present these documents on your first day of employment so please remember to bring them.
ONBOARDING
Upon receipt of your acceptance, you will receive an email with a link to Boston Scientific’s Welcome Portal.   Please create a password and login within 48 hours of receipt.  The portal contains electronic forms that must be completed prior to your start date. You will also find information on how to enroll for benefits.
ACCEPTANCE
This offer of employment is contingent upon the following:
• Successful completion of background check and drug test;
• An acceptance no later than December 30, 2014;
• A start date to be mutually agreed upon, but no later than February 2, 2015 and
• A signed Agreement Concerning Employment
Please indicate your acceptance by acknowledging below.

Ed, we believe that the opportunity here with Boston Scientific will be a mutually rewarding one and we look forward to your acceptance of this offer.

EXHIBIT 10.1

Sincerely,

/s/ Michael F. Mahoney
Michael F. Mahoney President and Chief Executive Officer

Agreed to and Accepted by:  /s/ Edward F. Mackey__________________________ Date: _12/24/2014__ Edward F. Mackey
Enclosures:
Deferred Bonus Plan
Executive Retirement Plan
Agreement Concerning Employment